Exhibit 99.1
News Release

FOR RELEASE:		CONTACT:
Date	July 30, 2014	Gerry Gould, VP-Investor Relations
Time	6:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 1st Quarter Fiscal 2015 Revenue of $224 Million and Adjusted EPS of $0.38, Affirms Full Fiscal Year Guidance

Braintree, MA, July 30, 2014 - Haemonetics Corporation (NYSE: HAE) today reported first quarter fiscal 2015 revenue of $224.5 million, up 2%. In constant currency, revenue growth was also 2% in the quarter.

The Company reported a GAAP net loss of $3.6 million and a GAAP net loss per share of $0.07 in the quarter. Exclusive of transformation, restructuring and deal amortization expenses detailed below, adjusted net income was $19.7 million and adjusted earnings per share were $0.38, both down 17%.1

1Q FISCAL 2015 STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

•	Strong constant currency revenue increases in identified growth drivers

◦	22% growth in plasma disposables revenue

◦	24% growth in TEG® diagnostics disposables revenue

◦	11% growth in emerging markets disposables revenue

•	$26 million of shares repurchased, of a $100 million authorization

•	Debt maturities extended enhancing near-term liquidity

•	Value Creation and Capture (“VCC”) initiatives progressing on schedule

In the first quarter of fiscal 2014 the Company acquired its Australian plasma distributor and realized no revenue as inventories were normalized. Adjusted for the impact of this favorable comparison, Plasma grew 15% and aggregate growth drivers grew 14% in the quarter, consistent with expectations.

Brian Concannon, Haemonetics’ President and CEO, stated: “Our growth drivers of Plasma, diagnostics and emerging markets represent 58% of our disposables revenue and grew 14% in the first quarter of fiscal 2015, adjusted for the Plasma comparison. This extends a five year period with double digit percentage growth in these combined growth drivers.”

”We expect the combination of our identified growth drivers to continue to deliver double-digit revenue increases, but to be offset by the impact of blood management practice improvements, and lower share and pricing in our U.S. whole blood business for fiscal 2015. We continue to expect these headwinds to abate in fiscal 2016.”

FIRST QUARTER 2015 REVENUE BREAKDOWN

Plasma

Plasma disposables revenue was $79.2 million in the first quarter, up $13.9 million, or 21% on a reported basis and 22% in constant currency. North America Plasma disposables revenue was up 14%, as collection volumes continued to benefit from a robust end user market for plasma-derived biopharmaceuticals. The distribution model change in Australia and New Zealand resulted in low revenue growth in last year’s first quarter, accounting for 7 percentage points of the revenue growth in the first quarter of fiscal 2015.

Blood Center

Platelet disposables revenue was $38.2 million in the quarter, up 11% on a reported basis and 15% on a constant currency basis. Constant currency revenue growth was attributable to strong demand and order timing in the emerging markets.

Red cell disposables revenue was $10.2 million in the first quarter, up $0.2 million or 2% over the prior year quarter, attributable to 5% growth in U.S. red cell revenue on the strength of seasonal demand and order timing.

Whole blood disposables revenue was $37.9 million in the first quarter, down $13.3 million or 26% below the prior year quarter. This decline was attributable to the continued weakening in transfusion rates, and lower market share and pricing in the U.S.

Hospital

Surgical disposables revenue was $15.6 million, down 3% as reported and on a constant currency basis. Strength in the emerging markets was offset by declines in the mature markets.

Disposables revenue from the OrthoPAT® orthopedic perioperative autotransfusion system was $5.4 million for the quarter, down $0.9 million or 15%. Market trends toward the adoption of tranexamic acid to prevent post-operative blood loss continued to lessen hospital use of OrthoPAT® disposables.

Diagnostics disposables revenue was $9.6 million for the quarter, up $2.0 million or 26% on a reported basis and 24% in constant currency, with strength in both new and existing accounts in North America and China. The TEG® Thromboelastograph® Hemostasis Analyzer installed base increased by 18% in the trailing twelve months, positioning the TEG business for continued double-digit disposables revenue growth.

Software and Equipment

Software Solutions revenue was $17.7 million in the first quarter, up $1.0 million or 6%. BloodTrack® bookings in the U.K. and North America drove this growth and the pipeline for this and other blood management software opportunities remains encouraging.

Equipment and other revenue was $10.6 million, down $1.2 million or 10%. Equipment revenue is influenced by timing of tenders and capital budgets. The installed base of equipment, including devices sold and placed for use with customers, increased 2% in the quarter and 7% in the last 12 months.

Geographic

Haemonetics reported 7% revenue growth in Europe and 32% in Asia Pacific, with declines of 1% in North America and 13% in Japan. On a constant currency basis, the Company has 3% growth in Europe, 37% in Asia Pacific and a 7% decline in Japan.

In North America, strength in Plasma and TEG® diagnostics was offset by declines in the Blood Center business. Emerging markets continued to positively impact the Eastern Europe and Asia Pacific businesses. Weakness in Japan was attributable to the Yen exchange rate, which contributed 7 percentage points of the decline in the first quarter and to the timing of orders.

OPERATING RESULTS

Adjusted gross profit was $108.6 million, down $4.9 million from the prior year first quarter and included a $1.6 million unfavorable currency impact. Adjusted gross margin was 48.4%, down 330 basis points. As expected, adjusted gross margin improvement, driven by productivity programs including VCC initiatives, was more than offset by lower U.S. whole blood disposables pricing, lower volume in certain manufacturing facilities, product mix and currency.

Savings from VCC programs and other identified cost reductions are expected to increase profitability sequentially throughout fiscal 2015.

Adjusted operating expenses were $79.9 million in the quarter, flat with the prior year first quarter. Importantly, critical investments continued and were offset by organizational and corporate administrative cost reductions. Expenses for the quarter include a full variable compensation accrual.

In the first quarter, adjusted operating income was $28.8 million, down $4.7 million or 14.1%, reflecting a full accrual of variable compensation and $1.8 million attributed to currency headwinds, primarily the Japanese Yen. Adjusted operating margin in the quarter was 12.8%, down 250 basis points, as gross margin pressures were not offset by cost savings to the extent expected in future quarters, when planned savings are expected to ramp up.

Adjusted interest expense on loans was $2.2 million. The adjusted income tax rate was 25.5% compared with 23.3% in the prior year first quarter.

Mr. Concannon said: “We clearly see fiscal 2015 as a transitional year, with revenue and earnings below fiscal 2014 levels. At the same time, we are encouraged with progress in the first quarter toward revenue enhancement and cost reduction programs. We affirm our fiscal 2015 guidance and expect to return to our historical growth profile in fiscal 2016 and beyond.”

BALANCE SHEET AND CASH FLOW

Cash on hand was $140 million, a decrease of $53 million during the first quarter. The Company reported free cash flow, before transformation and restructuring costs, of $1 million, a decrease of $12 million compared with the first quarter of fiscal 2014.

During the first quarter of fiscal 2015, the Company utilized $30 million of cash before $6 million of cash tax benefits, to fund VCC and other restructuring initiatives, $26 million to repurchase shares in the open market and $9 million to repay debt.

FISCAL 2015 SHARE REPURCHASE PROGRAM

The Company repurchased 833,800 shares in the open market at an average price of $32.21, for a total spend of $26 million. As previously announced, the Board of Directors has approved the repurchase of up to $100 million of shares in the open market.

MODIFICATION OF CREDIT FACILITIES

On June 30, 2014, the Company modified its credit facilities, extending the maturity and repayment dates and modifying certain covenants. As a result, the Company’s operating flexibility and liquidity have been enhanced. No additional amounts were borrowed and total outstanding debt remained the same immediately thereafter.

Value Creation & Capture Activities

Plans to pursue identified Value Creation & Capture (“VCC”) opportunities, designed principally to transform the Company’s manufacturing and distribution operations, and to support its productivity and commercial excellence initiatives, continue to progress according to schedule and are expected to deliver benefits as previously indicated.

VCC investments are still expected to approximate $160 million in total and to generate approximately $60-$65 million of annual cost savings by fiscal 2018. The planned investments and expected benefits are summarized in a schedule posted to the Company’s Investor Relations website at the link which follows: http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-guidance.

Fiscal 2015 Guidance

Overall fiscal 2015 revenue is affirmed at a decline of 0-2%, with $40-$50 million of revenue growth from identified growth drivers more than offset by $50-$55 million of revenue headwind from net volume and pricing declines in the U.S. blood center business and weakness in the Japanese Yen.

The Company affirms its guidance for 7-9% growth in Plasma disposables, a decline in blood center revenue of 10-12%, hospital disposables growth of 4-6% and Software Solutions growth of 2-4%.

The Company affirms its full year expectations for adjusted gross margin of approximately 50%, adjusted operating income of $140-$150 million, operating margin at approximately 16%, income taxes at approximately 26% of pre-tax adjusted income, adjusted earnings per share in the range of $1.85 to $1.95, and free cash flow of approximately $120-$130 million before funding restructuring and capital investment for transformation activities.

More information on fiscal 2015 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

Fiscal 2016 PRELIMINARY OUTLOOK

The Company expects to return to a mid-single digit revenue growth rate and double digit adjusted operating income and earnings per share growth rates in fiscal 2016. The VCC investments are on track to be completed in fiscal 2016, with $10-$15 million of incremental investment remaining in that year.

Adjustments To Reported Earnings

In total, $23 million of pre-tax charges comprised of $20 million of VCC transformation and $3 million of other restructuring activities were excluded from adjusted earnings in the first quarter of fiscal 2015. The Company excluded $33 million of pre-tax integration, restructuring, transformation and transaction costs from adjusted earnings in the first quarter of fiscal 2014.

The Company also excludes acquisition related amortization expenses from its adjusted operating income and earnings per share. Excluded from first quarter adjusted earnings was acquisition related amortization of $7.7 million in fiscal 2015 and $6.7 million in fiscal 2014, or $0.10 and $0.09 per share, respectively. For the full fiscal year 2015, acquisition related amortization is expected to approximate $31 million or $0.41 per share.

Conference Call

Haemonetics will host a webcast to discuss the first quarter results on Wednesday, July 30, 2014 at 8:00 am Eastern time. Interested parties can participate at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=5163769.

About Haemonetics

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services.

To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

Forward Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com.

Haemonetics Corporation Financial Summary
(Data in thousands, except per share data)
Consolidated Statements of Income for the First Quarter of FY15 and FY14

	6/28/2014	6/29/2013	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Net revenues	$224,488	$219,543	2.3%
Gross profit	106,278	111,412	(4.6)%

R&D	15,382	11,209	37.2%
S,G&A	92,562	106,811	(13.3)%
Operating expenses	107,944	118,020	(8.5)%

Operating loss	(1,666)	(6,608)	(74.8)%

Interest and other expense, net	(2,543)	(2,641)	(3.7)%

Loss before taxes	(4,209)	(9,249)	(54.5)%

Tax benefit	(560)	(1,375)	(59.3)%

Net loss	$(3,649)	$(7,874)	(53.7)%

Net loss per common share assuming dilution	$(0.07)	$(0.15)	(53.3)%

Weighted average number of shares:
Basic	51,741	51,231
Diluted	51,741	51,231

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	47.3%	50.7%	(3.4)%
R&D	6.9%	5.1%	1.8%
S,G&A	41.2%	48.7%	(7.5)%
Operating loss	(0.7)%	(3.0)%	2.3%
Loss before taxes	(1.9)%	(4.2)%	2.3%
Net loss	(1.6)%	(3.6)%	2.0%

Revenue Analysis for the First Quarter FY15 and FY14
(Data in thousands)

	Three Months Ended
	6/28/2014	6/29/2013	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Revenues by geography
United States	$120,749	$122,145	(1.1)%
International	103,739	97,398	6.5%
Net revenues	$224,488	$219,543	2.3%

Disposable revenues

Plasma disposables	$79,227	$65,336	21.3%

Blood center disposables
Platelet	38,170	34,446	10.8%
Red cell	10,246	10,009	2.4%
Whole blood	37,950	51,254	(26.0)%
	86,366	95,709	(9.8)%
Hospital disposables
Surgical	15,621	16,089	(2.9)%
OrthoPAT	5,381	6,320	(14.9)%
Diagnostics	9,598	7,594	26.4%
	30,600	30,003	2.0%

Total disposables revenues	196,193	191,048	2.7%

Software solutions	17,738	16,746	5.9%
Equipment & other	10,557	11,749	(10.1)%
Net revenues	$224,488	$219,543	2.3%

Consolidated Balance Sheets
(Data in thousands)

	As of
	6/28/2014	3/29/2014
	(unaudited)
Assets
Cash and cash equivalents	$139,943	$192,469
Accounts receivable, net	156,733	164,603
Inventories, net	207,487	197,661
Other current assets	65,142	68,243
Total current assets	569,305	622,976
Property, plant & equipment, net	294,100	271,437
Other assets	613,326	619,765

Total assets	$1,476,731	$1,514,178

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$1,931	$45,630
Other current liabilities	163,937	171,298
Total current liabilities	165,868	216,928
Long-term debt	429,010	392,057
Other long-term liabilities	66,781	67,305
Stockholders' equity	815,072	837,888

Total liabilities & stockholders' equity	$1,476,731	$1,514,178

Free Cash Flow Reconciliation
(Data in thousands)

	Three Months Ended
	6/28/2014	6/29/2013
	(unaudited)
GAAP cash flow from operations	$13,738	$13,402

Capital expenditures	(37,085)	(13,092)
Proceeds from sale of property, plant & equipment	64	569
Net investment in property, plant & equipment	(37,021)	(12,523)

Free cash flow after restructuring and transformation costs	(23,283)	879

Restructuring and transformation costs	18,938	12,148
Tax benefit on restructuring and transformation costs	(6,097)	—
Capital expenditures on VCC initiatives	11,371	—

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$929	$13,027

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below we have removed restructuring, transformation and other costs from our GAAP expenses. Our restructuring and transformation costs for the periods reported are principally related to:

•
Value Creation & Capture (VCC): employee severance and retention, product line transfer costs, accelerated depreciation and other costs associated with these initiatives, principally our manufacturing network optimization, but also including commercial excellence, productivity and other operating initiatives.

•	Whole Blood Acquisition: restructuring, integration and other transformation costs related to the August 1, 2012 acquisition of Pall's Transfusion Medicine Business.

•	In Process Research and Development: charges relate to the acquisition of certain technology and manufacturing rights to be used in a next generation device and related costs.
Restructuring and transformation costs also include costs related to activities launched prior to the VCC initiatives designed to align our cost structure with strategic and operational priorities. Costs incurred under these programs are reflected in "Productivity and operational initiatives" within the tables below.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the First Quarter of FY15 and FY14
(Data in thousands)

	Three Months Ended
	6/28/2014	6/29/2013
	(unaudited)
Non-GAAP gross profit
GAAP gross profit	$106,278	$111,412
Restructuring and transformation costs	2,358	2,102
Non-GAAP gross profit	$108,636	$113,514

Non-GAAP R&D
GAAP R&D	$15,382	$11,209
Restructuring and transformation costs	(3,564)	(946)
Non-GAAP R&D	$11,818	$10,263

Non-GAAP S,G&A
GAAP S,G&A	$92,562	$106,811
Restructuring and transformation costs	(16,848)	(30,322)
Deal amortization	(7,674)	(6,744)
Non-GAAP S,G&A	$68,040	$69,745

Non-GAAP operating expenses
GAAP operating expenses	$107,944	$118,020
Restructuring and transformation costs	(20,412)	(31,268)
Deal amortization	(7,674)	(6,744)
Non-GAAP operating expenses	$79,858	$80,008

Non-GAAP operating loss
GAAP operating loss	$(1,666)	$(6,608)
Restructuring and transformation costs	22,770	33,370
Deal amortization	7,674	6,744
Non-GAAP operating income	$28,778	$33,506

Non-GAAP other expense/(income)
GAAP other expense/(income)	$2,543	$2,641
Restructuring and transformation costs	(223)	(121)
Non-GAAP other expense/(income)	$2,320	$2,520

Non-GAAP loss before taxes
GAAP loss before taxes	$(4,209)	$(9,249)
Restructuring and transformation costs	22,993	33,491
Deal amortization	7,674	6,744
Non-GAAP income before taxes	$26,458	$30,986

Non-GAAP net loss
GAAP net loss	$(3,649)	$(7,874)
Restructuring and transformation costs	22,993	33,491
Deal amortization	7,674	6,744
Tax benefit associated with non-GAAP adjustments	(7,293)	(8,579)
Non-GAAP net income	$19,725	$23,782

Non-GAAP net loss per common share assuming dilution
GAAP net loss per common share	$(0.07)	$(0.15)
Non-GAAP items after tax per common share assuming dilution	$0.45	$0.61
Non-GAAP net income per common share assuming dilution	$0.38	$0.46

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	6/28/2014	6/29/2013
	(unaudited)
Non-GAAP revenues
GAAP revenue	$224,488	$219,543
Foreign currency effects	(9,148)	(9,174)
Non-GAAP revenue - constant currency	$215,340	$210,369

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$19,725	$23,782
Foreign currency effects	(3,400)	(5,194)
Income tax associated with foreign currency effects	865	1,207
Non-GAAP net income - constant currency	$17,190	$19,795

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.38	$0.46
Foreign currency effects after tax per common share assuming dilution	$(0.05)	$(0.08)
Non-GAAP net income per common share assuming dilution - constant currency	$0.33	$0.38

Restructuring, Transformation and Other Costs (Data in thousands) GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	6/28/2014	6/29/2013
	(unaudited)
Manufacturing network optimization	$12,777	$22,512
Commercial excellence initiatives	4,275	2,158
Productivity and operational initiatives	2,808	772
Accelerated depreciation, asset write-down and other non-cash items	830	1,087
Whole blood acquisition and integration	—	6,963
In process research and development and related costs	1,546	—
Market-based stock compensation	757	—
Total restructuring, transformation and other costs	$22,993	$33,492

Deal Amortization (Data in thousands) GAAP results include the following item which is excluded from adjusted results.
	Three Months Ended
	6/28/2014	6/29/2013
	(unaudited)
Deal amortization	$7,674	$6,744